  For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces First Quarter
2010 Financial Results

Indianapolis, Indiana, (May 4, 2010) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $608.7 million for the quarter ended March 31, 2010, an 87.1% increase, compared to $325.3 million for the same period last year.  The increase in revenues is due to the acquisition of our branded carriers during 2009.  The Company also reported a net loss of $36.5 million, or $1.06 per diluted share, for the quarter ended March 31, 2010, compared to $2.2 million of net income, or $0.06 per diluted share, for the same period last year.

During the first quarter of 2010, the Company’s pre-tax loss of $58.5 million was negatively impacted by an $11.5 million, non-cash impairment to write off the Midwest Airlines trademark and reduce the carrying value of other assets.  The Company also recorded a total of $13.1 million of expenses related to the integration of the branded business and the return of Q400 and CRJ aircraft. Also, the severe winter storms in the first quarter of 2010 had an estimated $7.5 million negative impact on pre-tax results.

Excluding all non-recurring items and the impact of the storms, the Company’s pre-tax loss was $26.4 million as presented in the table below:

($$ in millions)	Fixed-Fee	Branded	Other	Consolidated
GAAP pre-tax income/(loss)	$14.3	($70.5)	($2.3)	($58.5)
Add back:
Other impairment charges	-	$11.5	-	$11.5
Integration and aircraft return expenses	$2.0	$11.1	-	$13.1
Severe storm impact	$2.0	$5.5	-	$7.5
Ex-item pre-tax income/(loss)	$18.3	($42.4)	($2.3)	($26.4)

Additionally, the Company recorded $10.0 million of non-cash adjustments that reduced branded revenues and $3.2 million of amortization for intangible assets associated with the purchase accounting for Frontier and Midwest.  The non-cash adjustments to revenue are expected to continue in the second and third quarters of 2010 and the intangible amortization is expected to continue at current levels for the remainder of 2010.

First Quarter 2010 Highlights
Fixed-Fee Segment
Total fixed-fee service revenues of $251.0 million declined $70.7 million from prior year’s first quarter.  However, excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $53.3 million, or 18.4% for the first quarter of 2010 due to a 19.3% reduction in block hours. We have removed 44 aircraft from our fixed-fee operations since March 31, 2009: twenty-one 50-seat aircraft were removed from Continental; seven 50-seat aircraft were removed from United; sixteen 76-seat aircraft were transitioned to our branded business.  Income before taxes on the fixed-fee operations was $14.3 million for the quarter. Results were negatively impacted by approximately $2.0 million due to the winter storms and $2.0 million for aircraft return costs.  Cost per ASM (CASM), including interest expense but excluding fuel increased to 8.07¢ for the first quarter of 2010, from 7.80¢ for the same quarter of 2009.

Branded Segment
Total revenues on our branded airlines were $352.3 million for the quarter.  Load factor was 75.7% for the quarter and total revenue per ASM (TRASM) was 9.53¢.  The branded operations posted a loss before taxes of $70.5 million for the first quarter.  The branded business incurred non-recurring items totaling $22.6 million and was also negatively impacted by approximately $5.5 million due to the severe winter storms. Cost per ASM (CASM), including interest expense but excluding fuel and impairment charges, was 7.63¢ for the first quarter of 2010.

Other Segment
The Company’s “Other” business segment includes revenues from aircraft subleases, slot rentals and charter operations and expenses associated with those activities and any unassigned aircraft.  The Company reported a pre-tax loss of $2.3 million in the first quarter on this segment related mostly to idle aircraft.

Fleet
During the quarter the Company took delivery of one A320 aircraft and two E190 aircraft previously purchased from US Airways and removed four E145 aircraft and the final seven CRJ-200 aircraft from its fleet, bringing the total operational fleet to 282 aircraft  at March 31, 2010 from 290 aircraft at December 31, 2009.  The three new aircraft are in service in our branded business and the eleven 50-seat aircraft that were removed are being returned to the lessors or subleased offshore.

Balance Sheet Information
At March 31, 2010, the Company had $385.7 million in cash, of which $239.4 million was restricted.  This compares to $350.2 million in cash, of which $192.7 million was restricted as of December 31, 2009.  The Company’s debt decreased to $2.76 billion as of March 31, 2010, compared to $2.79 billion at December 31, 2009.  As of March 31, 2010, approximately 80% of the total debt is fixed-rate.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.16 billion as of March 31, 2010 compared to approximately $1.17 billion reported as of December 31, 2009.

Business Developments
On February 4, 2010, the Company announced it will transition the regional service operated by eleven Bombardier Q400 turboprop aircraft to Embraer 170 and 190 jets. Six of the Q400s are owned and will be available for sale and the remaining five are expected to be returned to the lessor between July and November 2010.

On February 25, 2010, the Company announced it had signed a purchase agreement for 40 CS300 jets, part of the next-generation CSeries aircraft being developed by Bombardier. The Company also has options for up to an additional 40 aircraft. The aircraft, which will be configured in a single-cabin, with two-by-three seating for 138 passengers, including 25 STRETCH seats, is scheduled for delivery beginning in the second quarter of 2015.

On April 13, 2010, the Company announced the selection of the Frontier Airlines name for its consolidated branded network.  Frontier’s award winning animal trademarks will now be utilized across an even larger customer base.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 118 cities in 44 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and Midwest and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. As of the date of this release, the airlines employ approximately 11,000 aviation professionals and operate 283 aircraft.  For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its first quarter results tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 866-788-0546, and for international calls please dial 857-350-1684; the password is 23997878. To listen to a telephone replay of the webcast please call 888-286-8010 and use password 48050948. For international telephone replay, please call 617-801-6888 and use the same password. The replay will be available from May 5, 2010 at 1:30 p.m. until May 12, 2010.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of many reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended March 31,
	2010	2009	Change
OPERATING REVENUES
Fixed-fee service	$250,974	$321,712	-22.0%
Passenger service	336,525	-	NM
Cargo and other	21,213	3,593	NM
Total operating revenues	608,712	325,305	87.1%

OPERATING EXPENSES
Wages and benefits	139,068	64,590	115.3%
Aircraft fuel	144,133	32,116	348.8%
Landing fees and airport rents	39,033	16,898	131.0%
Aircraft and engine rent	60,773	31,603	92.3%
Maintenance and repair	57,929	46,581	24.4%
Insurance and taxes	10,842	6,479	67.3%
Depreciation and amortization	51,521	35,895	43.5%
Promotion and sales	32,443	-	NM
Goodwill impairment	-	13,335	NM
Other impairment charges	11,473	-	NM
Other	81,514	33,041	146.7%
Total operating expenses	628,729	280,538	124.1%
OPERATING INCOME/(LOSS)	(20,017)	44,767	NM

OTHER INCOME/(EXPENSE)
Interest expense	(38,606)	(35,434)	9.0%
Other — net	167	2,745	-93.9%
Total other income (expense)	(38,439)	(32,689)	17.6%

INCOME/(LOSS) BEFORE INCOME TAXES	(58,456)	12,078	NM

INCOME TAX EXPENSE/(BENEFIT)	(21,997)	9,918	NM

NET INCOME/(LOSS)	(36,459)	2,160	NM
PER SHARE, BASIC	$(1.06)	$0.06	NM
PER SHARE, DILUTED	$(1.06)	$0.06	NM
Weighted Average Common Shares
Basic	34,271	34,182
Diluted	34,271	34,182

Unaudited Operating Highlights

Operating Highlights – Fixed Fee	Three Months Ended March 31,
	2010	2009	Change
Fixed-fee service revenues, excluding fuel (000)	$236,437	$289,706	-18.4%
Passengers carried	3,818,256	4,433,809	-13.9%
Revenue passenger miles (000)	1,964,567	2,257,102	-13.0%
Available seat miles (000)	2,752,213	3,324,371	-17.2%
Passenger load factor	71.4%	67.9%	3.5 pts
Cost per available seat mile, including interest expense (cents)[1]	8.60	8.76	-1.8%
Cost per available seat mile, including interest and excluding fuel expense (cents)[1]	8.07	7.80	3.5%
Operating Aircraft at period end: [2]
37-50 seats	63	91	-30.8%
70-86 seats	112	128	-12.5%
Block hours	143,915	178,435	-19.3%
Departures	82,399	104,692	-21.3%
Average daily utilization of each aircraft (hours)	9.6	9.7	-1.0%
Average length of aircraft flight (miles)	498	487	2.3%
Average seat density	67	65	3.1%

Operating Highlights – Branded	Three Months Ended March 31,
2010
Total revenues	$352,337
Passengers carried	3,211,375
Revenue passenger miles (000)	2,799,513
Available seat miles (000)	3,696,696
Passenger load factor	75.7%
Total revenue per available seat mile (cents)	9.53
Passenger revenue per ASM (cents)	9.10
Cost per available seat mile, including interest expense (cents) [1]	11.13
Fuel cost per available seat mile (cents)	3.50
Cost per available seat mile, including interest and excluding fuel expense (cents) [1]	7.63
Gallons consumed	54,896,351
Average cost per gallon [3]	$2.32
Operating Aircraft at period end: [2]
37-50 seats	11
74-99 seats	39
120+ seats	52
Block hours	96,059
Departures	45,341
Average daily utilization of each aircraft (hours)	11.1
Average length of aircraft flight (miles)	830
Average seat density	98

¹  Costs exclude impairments of $13.3 million in 2009 on the fixed-fee segment and $11.5 million in 2010 on the branded segment.  Also excludes other expenses not attributable to either fixed-fee or branded segments.

2 Excludes two unassigned 37-50 seat aircraft at March 31, 2010 and three and two unassigned 70-99 seat aircraft at March 31, 2010 and 2009 respectively.

3  Excludes $1.6 million of fuel expense in the first quarter of 2010 for a mark-to-market fuel hedge adjustment.